CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Vycor Medical, Inc.

6401 Congress Ave. Suite 140

Boca Raton, FL 33487

Gentlemen:

We have issued our report dated March 29, 2012 accompanying the restated financial statements of Vycor Medical, Inc. as of December 31, 2011 and the related statements of operations, stockholders’ equity and cash flows for the year then ended contained in the Post-Effective Amendment No. 1 to Form S-1 under the Securities Exchange Act of 1933, as amended.  We consent to the use of the aforementioned report in the Post-Effective Amendment No. 1 to Form S-1 under the Securities Exchange Act of 1934, as amended.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

Hackensack, New Jersey

August 20, 2012